February 10, 2021
Matt Simpson
Brazil Potash Corp.
65 Queen Street West
Suite 900
Toronto, Ontario
M5H 2M5

Dear Mr. Simpson:

Re: Maturity Date Extension

Further to our recent discussions, in accordance with Paragraph 2 of the Loan Agreement, Sulliden hereby confirms the extension of the Maturity Date of the Loan to July 31, 2021. Sulliden confirms no extension fee will be applied.

As at December 21, 2020, the aggregate amount owing to Sulliden pursuant to the Loan Agreement is US$71,245.52, consisting of US$70,000 in Principal and US$1,245.52 in interest. All capitalized terms referred to herein have such meaning as set out in the Loan Agreement.

Kindly indicate your agreement and acceptance of the extension of the Maturity Date and amounts owing set forth herein by executing the below.

Yours very truly,

SULLIDEN MINING CAPITAL INC.

/s/Ryan Ptolemy
_____________________________
Ryan Ptolemy, CFO

                                   Accepted and agreed as of the date first written above:
BRAZIL POTASH CORP.

/s/Matt Simpson
_____________________________
Matt Simpson, CEO